SOURCE: India Globalization Capital, Inc.

Dec 08, 2010

India Globalization Capital, Inc. Announces Sale of Common Stock and Warrants

BETHESDA, MD--(Marketwire - December 8, 2010) - India Globalization Capital, Inc. (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India, announced the sale of 2,575,830 shares of common stock at $0.60 per share.  Purchasers of common stock also received an aggregate of 858,610 warrants to purchase 1 share of common stock exercisable at any time on or before December 8, 2017 at an exercise price of $0.90 per share. IGC raised about $1.1 million in net proceeds after deducting fees and expenses.

The common stock and warrants are being offered by IGC pursuant to an effective registration statement on Form S-1 filed with the Securities and Exchange Commission (SEC).  A prospectus relating to the offering pricing described above have been filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may only be offered by means of a prospectus. Copies of the prospectus and related prospectus can be obtained directly from the SEC’s website at www.sec.gov.

About IGC:

Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and construction company operating in India. We supply iron ore to China and rock aggregate to the infrastructure industry in India. For more information about IGC, please visit the company's web site at www.indiaglobalcap.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors that could cause actual results to differ, relate to: (i) ability of the parties to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar and the Indian rupee, (iv) weather conditions in India and (v) the ability of the Company to access ports on the west coast of India. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company's Annual Report on Form 10-K for the year ended March 31, 2010 filed with the Securities and Exchange Commission.

Investor Relations Contact:
Mr. John Selvaraj
301-983-0998